CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-292739 on Form N-14 of our report dated July 24, 2025, relating to the financial statements and financial highlights of First Trust Senior Floating Rate Income Fund II, appearing in the Annual Report on Form N-CSR of First Trust Senior Floating Rate Income Fund II for the year ended May 31, 2025, and to the references to us under the headings “Target Fund Service Providers” and “Acquiring Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

April 15, 2026